                                                                   EXHIBIT 99.1

               ENVOY CORPORATION REPORTS SECOND QUARTER EARNINGS

Nashville, Tennessee (July 23, 1996) - ENVOY Corporation (Nasdaq/NM:ENVY) today announced results for the second quarter ended June 30, 1996.

Revenues for the second quarter ended June 30, 1996 were $19,590,000 compared to $6,155,000 for the same quarter last year. For the six month period ended June 30, 1996 revenues were $29,920,000 compared to $13,078,000. During the first quarter of 1996, the company closed two acquisitions, National Electronic Information Corporation ("NEIC") and Teleclaims, Inc. ("Teleclaims"). The second quarter was the first reporting period in which the acquisitions have been included in the company's consolidated results for the full quarter. On a comparable reporting basis, second quarter and six month revenues increased over the prior year period 27% and 24%, respectively.

Transaction volume for the second quarter was 148.3 million. For comparison purposes, had the acquisitions of NEIC and Teleclaims occurred as of the first day of the comparable quarter in 1995, transaction volume in the 1995 period would have been 110.4 million.

Earnings before interest, taxes, depreciation and amortization, merger and facility integration costs and EMC losses were $4,936,000 in the second quarter compared to $538,000 last year. For the six months, earnings before interest, taxes, depreciation and amortization were $6,966,000 compared to $1,066,000 last year.

Loss from continuing operations for the second quarter was $1,417,000 or $0.12 per share compared to a loss of $170,000 or $0.02 per share last year. The second quarter loss includes $4,418,000 of facility integration costs and amortization of intangibles related to the NEIC and Teleclaims acquisitions.

The company has decided to make a change in accounting principle in connection with the accounting of the NEIC and Teleclaims acquisitions to conform with a recently promulgated consensus of the FASB Emerging Issues Task Force position on the write-off of in-process technology and deferred taxes. This application is reflected in the Statement of Operations as a cumulative effect type accounting change in the Company's financial statements for the six month period ended June 30, 1996. The effect of the accounting principle change reflected as a restatement of the first quarter of 1996 increased the loss from continuing operations and net loss by $11.7 million or $1.00 per share for the six month period with a corresponding decrease in goodwill.

Loss from continuing operations for the six month period was $35,327,000 or $3.05 per share compared to a loss of $437,000 or $0.04 per share last year. After giving consideration to the accounting change, six months results include merger and facility integration costs (including the $30,700,000 charge for the write-off of acquired in-process technology) of $32,866,000 or $2.84 per share. Amortization of intangibles related to the NEIC and Teleclaims acquisitions was $5,251,000 for the six month period.

ENVOY Corporation provides a variety of electronic processing services primarily to the health care markets, including pharmacies, physicians, dentists and third party payors.

ENVOY Reports Second Quarter Results
Page 2
July 23, 1996

                              ENVOY CORPORATION
                             Financial Highlights
                                 (Unaudited)
                    (in thousands, except per share data)

                                                     Three Months Ended    Six Months Ended
                                                           June 30,             June 30,
                                                      -----------------   -------------------
                                                       1995      1996      1995        1996
                                                      -------   -------   -------     -------
REVENUES                                              $ 8,155   $19,590   $13,078     $28,920

OPERATING COSTS AND EXPENSES:
     COSTS OF REVENUES                                  3,548     9,748     7,817      15,051
     SELLING GENERAL AND ADMINISTRATIVE                 2,069     4,906     4,195       7,903
     DEPRECIATION AND AMORTIZATION                        672     5,315     1,132       7,370
                                                      ---------------------------------------
LOSS FROM OPERATIONS BEFORE MERGER AND
     FACILITY INTEGRATION COSTS AND EMC LOSSES            (34)     (379)      (66)       (404)
                                                      ---------------------------------------

MERGER AND FACILITY INTEGRATION COSTS                       0       282         -      32,866

EMC LOSSES                                                          105                   540
                                                      ---------------------------------------
LOSS FROM OPERATIONS BEFORE INTEREST, TAXES AND
     LOSS IN INVESTEE                                     (34)     (766)      (66)    (33,810)

INTEREST, NET                                               6     1,061        (4)      1,457
                                                      ---------------------------------------
LOSS FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES AND LOSS IN INVESTEE                       (40)   (1,827)      (62)    (35,277)

INCOME TAX (BENEFIT) PROVISION                             30      (410)        -          50

LOSS IN INVESTEE                                          100         -       376           -
                                                      ---------------------------------------
LOSS FROM CONTINUING OPERATIONS                          (170)   (1,417)     (437)    (35,327)
                                                      ---------------------------------------
DISCONTINUED OPERATIONS:
     LOSS FROM DISCONTINUED OPERATIONS,
       NET OF INCOME TAXES                             (2,443)        -    (2,274)          -
                                                      ---------------------------------------
LOSS FROM DISCONTINUED OPERATIONS                      (2,443)        -    (2,274)          -
                                                      ---------------------------------------

NET LOSS                                              $(2,613)   $(1,417) $(2,711)   $(35,327)
                                                      =======================================

LOSS PER COMMON SHARE:

     CONTINUING OPERATIONS                            $ (0.02)   $ (0.12) $ (0.04)   $  (3.05)
     DISCONTINUED OPERATIONS                            (0.22)         -    (0.21)          -
                                                      ---------------------------------------
     NET LOSS PER COMMON SHARE                        $ (0.24)   $ (0.12) $ (0.26)   $  (3.05)
                                                      =======================================

WEIGHTED AVERAGE SHARES AS REPORTED:                   11,025     11,720   11,025      11,568
                                                      =======================================